UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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UNITED AMERICAN HEALTHCARE CORPORATION

(Name of Registrant as Specified in Its Charter)

STRATEGIC TURNAROUND EQUITY PARTNERS, LP (CAYMAN)
GALLOWAY CAPITAL MANAGEMENT, LLC
BRUCE GALLOWAY
GARY L. HERMAN
SETH M. LUKASH
FRED ZEIDMAN

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Strategic Turnaround Equity Partners, LP (Cayman) (“Strategic”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2009 annual meeting of shareholders of United American Healthcare Corporation, a Michigan corporation.

On June 28, 2010, Strategic issued the following press release:

Strategic Turnaround Equity Partners Stockholder Group outraged at second postponement of UAHC’s 2009 Annual Meeting

NEW YORK, June 28, 2010 (GLOBE NEWSWIRE) -- Strategic Turnaround Equity Partners, LP (Cayman) ("Strategic") and the other participants in the solicitation urge stockholders of United American Healthcare Corporation ("United" or the "Company) (Nasdaq:UAHC - News) to vote the Gold Proxy Card to elect its three highly qualified and experienced director nominees, Gary L. Herman, Seth M. Lukash, and Fred Zeidman, at the Company's 2009 annual meeting of stockholders scheduled to be held on June 29, 2010. Strategic and the other participants in this solicitation (collectively, the "Strategic Group" or "we") are the beneficial owners of an aggregate of 814,963 shares of common stock of United, representing approximately 9.98% of the outstanding shares of common stock of the Company.

“We learned on Friday, June 25, that UAHC’s Board, once again, refused to hold the Company’s 2009 annual meeting.  Over the past six months, this holdover Board has engaged in a series of related party deals that have proven costly to UAHC shareholders.  In each case, the Board did not give shareholders a chance to vote, even though we believe the UAHC corporate articles required shareholder approval.  We believe that the only reason that the Board adjourned the annual meeting was to avoid the day of reckoning with UAHC’s true owners, its shareholders.  We estimate that canceling this meeting altogether after spending at least $250,000 and possibly as much as $420,000 on this meeting according to their proxy is irresponsible and shows a complete disregard for corporate democracy,”  stated Strategic nominee Gary Herman.

Herman continued, “We note that according to a recent 8-K filed by the Company, John Fife, who relinquished all of his voting rights to the Company’s Board for the right to require United to purchase all of Fife’s United shares for $1.25, owns 59% of Pulse Systems, LLC, which United has agreed to acquire. This information was left out of United’s press release initially announcing the transaction.  We are not going away and will continue to fight until this transaction is unwound and the Board has been removed.”

Mr. Herman also acknowledged that the federal Court in Detroit had dismissed Strategic’s claims against UAHC and others. “The Court’s ruling is limited to technical matters and we are free to pursue our claims on the merits, which we intend to do. More important, the Court also dismissed the claims that UAHC filed at the eleventh hour against Strategic. UAHC had used these claims as its excuse to postpone the annual meeting.” The Michigan Court’s decision states that it is striking UAHC’s claims “under its inherent power to sanction conduct undertaken in bad faith.”

Contact: Okapi Partners, LLC Steven C. Balet 212-297-0720